LEUCADIA NATIONAL CORPORATION	Exhibit 21
Subsidiaries as of December 31, 2017

State/
Country of
Name	Incorporation

Baldwin Enterprises, Inc.	Colorado
BEI Italia Wireless LLC	Delaware
Chrome Capital Group LLC	Delaware
Foursight Funding LLC	Delaware
Garcadia Auto, LLC	Delaware
Jefferies Finance, LLC	Delaware
Jefferies Financial Products, LLC	Delaware
Jefferies Financial Services, Inc.	Delaware
Jefferies Funding LLC	Delaware
Jefferies Group Capital Finance Inc.	Delaware
Jefferies Group LLC	Delaware
Jefferies Investment Advisers, LLC	Delaware
Jefferies Leveraged Credit Products, LLC	Delaware
Jefferies LLC	Delaware
Jefferies Research Services LLC	Delaware
JETX Energy, LLC	Delaware
LAM Holding LLC	Delaware
Leucadia Asset Management LLC	Delaware
Leucadia Aviation, Inc.	Delaware
Leucadia Funding LLC	Delaware
Leucadia LLC	Delaware
LUK-FX Holdings, LLC	Delaware
LUK HRG LLC	Delaware
LUK Servicing, LLC	Delaware
National Beef California, L.P.	Delaware
National Beef Leathers, LLC	Delaware
National Beef Packing Company, LLC	Delaware
Nead Corporation	Delaware
Vitesse Energy, LLC	Delaware
Alumni Forest Products, LLC	Georgia
Idaho Timber of Carthage, LLC	Idaho
Kansas City Steak Company, LLC	Missouri
Phlcorp Holding LLC	Pennsylvania
Foursight Capital LLC	Utah
Jefferies Securities, Inc.	British Columbia
Jefferies International Limited	England & Wales
Jefferies Hong Kong Limited	Hong Kong
Jefferies Singapore Limited	Hong Kong
Jefferies India Private Limited	India
Jefferies (Japan) Limited	Japan
Jefferies Switzerland Limited	Switzerland

Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2017.